EXHIBIT 99.1

NEWS BULLETIN	RE: NOBLE ROMAN'S, INC.

6612 E. 75th Street, Suite 450

Indianapolis, IN  46250

FOR ADDITIONAL INFORMATION, CONTACT:

For Media Information: Scott Mobley, President & CEO (smobley@nobleromans.com)

For Investor Relations: Paul Mobley, Executive Chairman (pmobley@nobleromans.com)

  Mike Cole, Investor Relations: 949-444-1341 (mike.cole@armaadvisoryservices.com)

Noble Roman’s Announces 2nd Quarter 2023 Financial Results

(Indianapolis, Indiana) – August 9, 2022 - Noble Roman's, Inc. (OTCQB: NROM), the Indianapolis based franchisor and licensor of Noble Roman’s Pizza and Noble Roman’s Craft Pizza & Pub (“CPP”), today announced financial results for the second quarter 2023 and growth in franchising in the non-traditional venue.

The company reported a net income of $326,000, or $.02 per share, and $1.2 million, or $.05 per share, for the three-month and six-month periods ended June 30, 2023 compared to a net loss of $50,000 and $187,000 for the comparable periods in 2022.  The net income for the three-month period largely reflected growth in the franchising venue and was unaffected by the Employee Retention Tax Credit refund.  However, since that credit was recorded in the first quarter it is reflected in the results for the six month period.

The company generated approximately $539,000 in net cash from operating activities for the three months ended June 30, 2023 compared to approximately $151,000 for the comparable period in 2022.

Total revenue for the three-month and six-month periods ended June 30, 2023 was $4.0 million and $7.3 million, respectively, compared to $3.7 million and $7.2 million for the comparable periods in 2022.  Franchising revenue for the three-month and six-month periods ended June 30, 2023 was $1.4 million and $2.4 million, respectively, compared to $1.1 million and $2.1 million in the comparable periods in 2022.  Company-owned Craft Pizza & Pub (CPP) revenue for the three-month and six-month periods ended June 30, 2023 was $2.4 million and $4.5 million, respectively, compared to $2.5 million and $4.8 million for the comparable periods in 2022.  The revenue for the periods in 2022 reflected relatively higher, grand-opening sales from a few locations that opened late in the previous year, which disrupts their comparability.

The company-owned CPP locations continued to exhibit very favorable results with margin contribution of 14.7% and 11.8%, respectively, in the three-month and six-month periods ended June 30, 2023 compared to 13.6% and 11.8%, respectively, for the comparable periods in 2022. This is despite considerable inflationary pressure on ingredients and labor over the last year.

Results from the company’s franchising venue have seen a significant increase in both revenue and margins.  The company refocused its development plans toward selling more non-traditional franchises as a result of the pandemic and its after effects coming to an end and the determination that owners of non-traditional locations would be more willing to look at expansion options and a willingness to invest in their growth.  With the sales efforts in the first six months of this year the company generated 43 new franchised units available for opening.  During the first six months of 2023, the company opened 22 new locations with the remaining balance of the locations sold and not yet open in various stages of development to be opened.  In addition, the company has a significant pipeline of leads and prospects for future non-traditional franchise sales.  The company believes this growth points to an attractive opportunity for the coming months as the remaining new units already sold become open and given the number of interested prospects for future franchise sales that the company has identified.

Scott Mobley, the company’s President & CEO, stated, “As we announced earlier in the year, several initiatives were implemented in both the non-traditional and Craft Pizza & Pub venues.  It is rewarding to see that these efforts have paid off throughout the second quarter.  Having negotiated through the extremely difficult operating environment during the COVID and post-COVID periods, the company focused more of its resources on non-traditional franchising efforts as well as continuing to tightly control corporate level overhead expense.”

The following table sets forth the revenue, expense and margin contribution of the company's Craft Pizza & Pub venue and the percent relationship to its revenue:

	Three months ended June 30,				Six months ended June 30,
Description	2022		2023		2022		2023
Revenue	$2,503,363	100%	$2,373,652	100%	$4,786,960	100%	$4,463,994	100%
Cost of sales	523,135	20.9	476,942	20.1	993,408	20.8	928,300	20.8
Salaries and wages	720,537	28.6	652,905	27.5	1,443,494	30.2	1,270,369	28.5
Facility cost including rent, common area and utilities	406,536	16.2	405,768	17.1	800,233	16.7	810,592	18.2
Packaging	85,005	3.4	77,080	3.2	165,743	3.5	149,108	3.3
Delivery fees	39,423	1.6	29,095	1.2	76,347	1.6	60,217	1.3
All other operating expenses	388,253	15.5	383,402	16.1	742,193	15.5	721,428	16.2
Total expenses	2,162,889	86.4	2,025,192	85.3	4,221,418	88.2	3,940,014	88.3
Margin contribution	$340,474	13.6%	$348,460	14.7%	$565,542	11.8%	$523,980	11.7%

The following table sets forth the revenue, expense and margin contribution of the company's franchising venue and the percent relationship to its revenue:

	Three months ended June 30,				Six months ended June 30,
Description	2022		2023		2022		2023
Total royalties and fees revenue	$1,064,363	100%	$1,373,533	100%	$2,098,607	100%	$2,360,876		100%
Salaries and wages	216,658	20.4	207,604	15.1	410,254	19.6	430,062		18.2
Trade show expense	45,000	4.2	50,920	3.7	135,000	6.4	141,120		6.0
Insurance	99,431	9.3	78,711	5.7	195,281	9.3	169,886		7.2
Travel and auto	40,002	3.8	26,019	1.9	58,809	2.8	58,149		2.5
All other operating expenses (benefit)	82,149	7.7	70,874	5.2	145,251	6.9	(1,234,035	)(1)	(52.3)
Total expenses	483,240	45.4	434,128	31.6	944,595	45.0	(434,818)		(18.4)
Margin contribution	$581,123	54.6%	$939,405	68.4%	$1,154,012	55.0%	$2,795,693		118.4%

(1)

See Note 1 to the Company’s condensed consolidated financial statements for a discussion of the ERTC, which substantially reduced operating expenses in the first quarter of 2023 but had no effect on the second quarter.

The following table sets forth the revenue, expense and margin contribution of the company-owned non-traditional venue and the percent relationship to its revenue:

	Three months ended June 30,				Six months ended June 30,
Description	2022		2023		2022		2023
Revenue(1)	$177,115	100%	$236,585	100%	$310,244	100%	$459,965	100%
Total expenses	169,750	95.8	204,150	86.3	302,626	97.5	325,980	70.9
Margin contribution	$7,365	4.2%	$32,434	13.7%	$7,618	2.5%	$133,985	29.1%

(1)	The significant increase in revenue was primarily the result of the hospital releasing most of its pandemic restrictions by allowing employees and guests to travel throughout the hospital.

(2)

See Note 1 to the Company’s condensed consolidated financial statements for a discussion of the ERTC, which substantially reduced operating expenses in the first quarter of 2023. Total expenses were reduced by $83,177 as a result of recording the ERTC in the first quarter of 2023 but had no effect on the second quarter.

Other Expenses

Depreciation and amortization expense were $95,517 and $191,033 for the three-month and six-month periods ended June 30, 2023 compared to $112,687 and $225,439 for the comparable periods in 2022, respectively.  The decrease in depreciation expense was the result of not opening any new corporate-owned locations to date in 2023.

General and administrative expenses were $526,000 and $1,045,000 for the three-month and six-month periods ended June 30, 2023, compared to $540,000 and $1,080,000 for the comparable periods in 2022, respectively.  This reflects the Company’s focus on minimizing costs while growing revenue through franchising.

Operating income was $704,361 and $2,230,109 for the three-month and six-month periods ended June 30, 2023 compared to $281,584 and $440,727 for the comparable periods in 2022, respectively.  The increase in the second quarter of 2023 over 2022 was a result of growth in the franchising venue while maintaining Craft Pizza & Pub profitability while and keeping overall expenses under control. The six-month period results also benefited from the recognition of the ERTC of $1.46 million in the first quarter of 2023.

Interest expense was $379,000 and $762,000 for the three-month and six-month periods ended June 30, 2023 compared to $348,000 and $690,000 for the comparable periods in 2022, respectively.  The primary reason for the increase in both periods was non-cash PIK interest which adds to the principal amount of the Corbel loan outstanding, however that is now being offset by a principal payment each month of $83,333, plus an application of a portion of the ERTC reimbursement received to the early retirement of a portion of the long-term debt.

A significant improvement in net cash provided by operating activities was approximately $539,000 in the three-month period ended June 30, 2023 compared to approximately $151,000 in the comparable period in 2022.

The Company’s current ratio was 1.84-to-1 as of June 30, 2023, compared to 1.3-to-1 as of December 31, 2022.

BT Brands, Inc. (“BT Brands”) purported to nominate Gary Copperud for election as a Class III director at the annual meeting in opposition to A. Scott Mobley, President and Chief Executive Officer of Noble Roman’s. Mr. Mobley has been nominated and unanimously endorsed by the Board of Directors.  The Company advised BT Brands that its nominee was disqualified because it was not a shareholders of record at the date it submitted its nomination under the Company’s Bylaws. The shareholders may receive proxy solicitation materials from BT Brands including a proxy statement and proxy card.  The Board of Directors of the Company recommends to the shareholders that they not return the proxy card.  The Company is not responsible for the accuracy of any information provided by or relating to BT Brands contained in any proxy solicitation materials filed or disseminated by, or on behalf of, BT Brands or any other statements that BT Brands or its representatives may have made or otherwise make.  The Board, including all of its independent directors, strongly urges the shareholders NOT to sign or return any proxy card sent to them by or on behalf of BT Brands. On August 3, 2023, BT Brands filed a lawsuit in Federal court in Indianapolis alleging its purported nominee had been wrongfully disqualified and the Company had failed to comply with appliable proxy rules, and seeking various relief against the Company and its Board of Directors. The Company believes the lawsuit is entirely without merit and will defend the claims vigorously.

The statements contained in this press release concerning the Company’s future revenues, profitability, financial resources, market demand and product development are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions and estimates made by and information currently available to the Company’s management.  The Company’s actual results in the future may differ materially from those indicated by the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment, including, but not limited to the effects of the COVID-19 pandemic and its aftermath, competitive factors and pricing and cost pressures, non-renewal of franchise agreements, shifts in market demand, the success of franchise programs, including the Noble Roman’s Craft Pizza & Pub format, the Company’s ability to successfully operate an increased number of Company-owned restaurants, the outcome of the election of directors at the Company’s 2023 annual meeting of shareholders (as discussed under “Part II-Other Information”), general economic conditions, changes in demand for the Company’s products or franchises, the Company’s ability to service its loans, the acceptance of the amended federal Form 941 returns relating to the ERTC, the impact of franchise regulation, the success or failure of individual franchisees and inflation, other changes in prices or supplies of food ingredients and labor and the resolution of litigation arising out of a dispute with a third party purporting to nominate a candidate for director at the 2023 annual meeting, as well as the factors discussed under “Risk Factors” contained in this Company’s Annual Report on Form 10-K for the year ended December 31, 2022.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.   If activist stockholder activities ensue, our business could be adversely impacted.

-END-

Noble Roman’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

Assets	December 31, 2022	June 30, 2023
Current assets:
Cash	$785,522	$685,977
Employee Retention Tax Credit Receivable	-	1,460,444
Accounts receivable - net	824,091	805,924
Inventories	997,868	1,005,265
Prepaid expenses	424,822	410,710
Total current assets	3,032,303	4,368,320

Property and equipment:
Equipment	4,351,558	4,363,377
Leasehold improvements	3,116,030	3,127,880
Construction and equipment in progress	63,097	68,858
	7,530,685	7,560,115
Less accumulated depreciation and amortization	2,817,477	3,008,510
Net property and equipment	4,713,208	4,551,605
Deferred tax asset	3,374,841	3,100,651
Deferred contract cost	934,036	943,109
Goodwill	278,466	278,466
Operating lease right of use assets	5,660,155	5,305,701
Other assets including long-term portion of receivables-net	350,189	389,641
Total assets	$18,343,198	$18,937,493

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$650,582	$572,081
Current portion of operating lease liability	799,164	799,164
Current portion of Corbel loan payable	866,667	1,000,000
Total current liabilities	2,316,413	2,371,245

Long-term obligations:
Term loan payable to Corbel	7,470,900	7,190,510
Corbel warrant value	29,037	29,037
Convertible notes payable	622,864	575,000
Operating lease liabilities - net of short-term portion	5,103,286	4,755,296
Deferred contract income	934,036	943,109
Total long-term liabilities	14,160,123	13,492,952

Stockholders’ equity:
Common stock – no par value (40,000,000 shares authorized, 22,215,512 issued and outstanding as of December 31, 2022 and as of June 30, 2023)	24,819,736	24,832,525
Accumulated deficit	(22,953,074)	(21,759,227)
Total stockholders’ equity	1,866,662	3,073,298
Total liabilities and stockholders’ equity	$18,343,198	$18,937,495

Noble Roman’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2023	2022	2023
Revenue:
Restaurant revenue – company-owned Craft Pizza & Pub	$2,503,363	$2,373,652	$4,786,960	$4,463,994
Restaurant revenue –company-owned non-traditional	177,115	236,585	310,244	459,965
Franchising revenue	1,064,363	1,373,533	2,098,608	2,360,875
Administrative fees and other	5,051	8,674	19,267	15,413
Total revenue	3,749,892	3,992,444	7,215,079	7,300,247

Operating expenses:
Restaurant expenses – company-owned Craft Pizza & Pub	2,162,889	2,025,193	4,221,418	3,940,014
Restaurant expenses – company-owned non-traditional	169,750	204,150	302,626	325,980
Franchising expenses (benefit)	483,240	436,914	944,595	(432,031)
Total operating expenses	2,815,879	2,666,257	5,468,639	3,833,963

Depreciation and amortization	112,687	95,517	225,439	191,033
General and administrative expenses	539,742	526,309	1,080,274	1,045,140
Total expenses	3,468,308	3,288,083	6,774,352	5,070,136
Operating income	281,584	704,361	440,727	2,230,111

Interest expense	347,717	378,785	689,597	762,074
Income (loss) before income taxes	(66,133)	325,576	(248,870)	1,468,037
Income tax (benefit)	(15,872)	-	(61,913)	274,190
Net income (loss)	$(50,261)	$325,576	$(186,957)	$1,193,847

Earnings per share – basic:
Net income (loss)	$.00	$.02	$(.01)	$.05
Weighted average number of common shares outstanding	22,215,512	22,215,512	22,215,512	22,215,512

Diluted earnings (loss) per share:

Net income (loss)	$.00	$.01	$(.01)	$.05
Weighted average number of common shares outstanding	23,579,118	23,498,764	23,579,118	23,498,764